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                                                                  Exhibit 99.3

Contact:      Frederick G. Kraegel
              Chief Financial Officer
              (630) 579-2230
                                                         FOR IMMEDIATE RELEASE
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               FACTORY CARD OUTLET ANNOUNCES CLOSING OF 27 STORES
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NAPERVILLE, IL, APRIL 14, 1999 - Factory Card Outlet Corp. (NASDAQ: FCPYQ)
announced today that it will be closing 27 stores. Nine of the stores are located in Texas, representing all of the Factory Card Outlet stores in that state, 4 in each of Illinois and Virginia, 2 in each of Kansas, Tennessee and Florida, and 1 in each of Ohio, Indiana, Maryland and South Carolina.

Stewart M. Kasen, the Company's Chairman, President and Chief Executive Officer, said, "It is typical for retailers to evaluate their store portfolios on an ongoing basis and to open and close stores. The decision announced today was based upon an analysis of the Company's entire store complement of 210 stores. Factors leading to this decision include elimination of non-performing stores and specific geographic areas such as Texas, as well as normal lease expirations. The Company intends to focus on its performing stores to enhance its revenues and increase its market penetration. After taking into account the stores that it intends to close, the Company will be operating 183 company-owned stores in 21 states."

Mr. Kasen also stated, "The closing of these stores so early after the commencement of the Company's chapter 11 case on March 23, 1999 will put us in a stronger financial and operating position, enabling us to focus on our better performing stores, and enhancing our goal of emerging from chapter 11 as soon as practicable."

The Company currently is operating as a debtor in possession under chapter 11 of the United States Bankruptcy Code. The Company also announced that, while its retention of a third party to conduct store closings sales at the 27 stores is subject to the approval of the U.S. Bankruptcy Court for the District of Delaware, it anticipates that the sales will commence shortly prior to Mother's Day and should be concluded in June, 1999.

Factory Card Outlet is a chain of company owned stores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors many of which are described in the Company's Transition Report on Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements.